OMB APPROVAL

OMB Number:	3235-0059
Expires:	February 28, 2006
Estimated average burden hours per response	12.75

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Attached hereto is a letter dated December 8, 2005 from the Board of Directors of Bally Total Fitness Holding Corporation to Mr. Emanuel R. Pearlman, Chairman and Chief Executive Officer of Liberation Investments, L.P. and Liberation Investments, Ltd.

Important Additional Information Will be Filed with the SEC

On December 6, 2005, Bally filed a preliminary proxy statement with the SEC. The proxy statement, when final, will be mailed to Bally stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S PRELIMINARY PROXY STATEMENT DATED DECEMBER 6, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, CARL J. LANDECK AND JAMES A. MCDONALD HAVE SOLD 8,500 AND 15,300 SHARES OF BALLY COMMON STOCK, RESPECTIVELY.

December 8, 2005
Mr. Emanuel R. Pearlman
Chairman and Chief Executive Officer
Liberation Investments, L.P.
Liberation Investments, Ltd.
11766 Wilshire Boulevard, Suite 870
Los Angeles, California 90025
Dear Mr. Pearlman:
While we do not intend to engage in a point-by-point rebuttal of the issues you raise in your latest letter, suffice it to say that the distortions and inaccuracies in your correspondence make clear your continuing approach to Bally matters — namely, to shoot first, then research the facts later.
As our November 15 letter made clear, we are well aware of our fiduciary duties, are well advised, and have acted and will continue to act in accordance with those duties. Your reference to “transparency” ignores the fact that this Board and Bally’s management last week filed five years of restated financial information together with up-to-date quarterly results, finally ending an 18-month quiet period brought on by the need to correct errors and issues caused by you and your partner, former CEO Lee Hillman. Bally’s accounting and disclosure posture is far more transparent today than ever before. Yet you and Hillman continue to offer shareholders a return to the unprofitable past, while our new course is taking Bally forward.
Your assertions with respect to the recent vesting of Bally restricted stock are simply wrong, as you know from the terms of the documents governing your own restricted shares that have similarly vested. Contrary to your statements, no stock options vested upon your causing a Change in Control under the Bally equity plans, and of course we never so stated in our announcements. More importantly, the restrictions applicable to the restricted stock lapsed automatically upon Liberation crossing the 10% ownership threshold in the plans, by the terms of the award agreements themselves. Neither the Board nor the Compensation Committee took any action whatsoever with respect to the lapse of the restrictions, which was dictated by the agreements. The “decision to accelerate” the vesting of the stock — to use the words of your letter — was not made by the Board, but by you in purchasing Bally stock.
The recent sales by members of Bally management were made in full compliance with all applicable securities laws and Bally’s insider trading policies. With no basis to assert a fiduciary duty violation, you allege that notwithstanding all of Bally’s disclosures in the past week, insiders must have known something about the pending Securities and Exchange Commission and Department of Justice investigations that should have precluded their selling. The Board is quite confident that the Company’s disclosure is full and accurate, including with respect to the pending investigations.
The explanation you seek with respect to the recent equity compensation grants is set forth in the Compensation Committee report in our preliminary proxy statement filed with the SEC two days ago.
Finally, as this Board has made clear in the past, we fully support CEO Paul Toback and his management team and their turnaround plan for Bally Total Fitness. The Company’s recently disclosed results for the first nine months of 2005 reflect increased revenues, reduced costs and positive net income — results that speak far louder than your harangues about “lack of credibility”. This Board will continue to work for the benefit of all shareholders, and as we recently announced, is moving forward to fully explore all alternatives to enhance value. We will not be distracted by your threats or misleading letters.
Very truly yours,
The Board of Directors of Bally Total Fitness Holding Corporation